                           Filed pursuant to Rule 424(b)(5).  Prospectus relates
                                         to Registration Statement No. 333-09775



PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated August 8, 1996)


                             COLUMBUS REALTY TRUST

                            1,166,600 Common Shares


     This Prospectus Supplement and the attached Prospectus relate to the offering and sale of 1,166,600 common shares of beneficial interest, par value $.01 per share (the "Common Shares"), of Columbus Realty Trust to one or more institutional investors at a purchase price of $20.50 per share, or an aggregate purchase price of approximately $23,915,300.

     The Common Shares are listed on the New York Stock Exchange (the "NYSE") under the symbol "CLB." On October 8, 1996, the last reported sale price of the Common Shares on the NYSE was $21.50 per share.

     SEE "RISK FACTORS" ON PAGE S-5 FOR CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN COMMON SHARES.
                                _______________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
   MERITS OF THIS OFFERING.  ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                                _______________


           THE DATE OF THIS PROSPECTUS SUPPLEMENT IS OCTOBER 9, 1996

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus Supplement and the accompanying Prospectus omit certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as part thereof.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements, the Registration Statement and exhibits thereto, and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, copies of the material can be obtained from the Web site maintained by the Commission at http://www.sec.gov. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "CLB." The reports, proxy and information statements and other information also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company furnishes its stockholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996;

     (d)  The Company's Current Report on Form 8-K dated September 5, 1996;

     (e)  The Company's Current Report on Form 8-K dated September 19, 1996; and

     (f) The description of the Common Shares contained in the Company's Registration Statement on Form 8-A filed December 16, 1993.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus Supplement and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus Supplement.

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement, this Prospectus Supplement and the accompanying Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus Supplement, the accompanying Prospectus or any other subsequently filed document that is also incorporated by reference herein or in an accompanying prospectus supplement, if any, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus Supplement and the accompanying Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus Supplement and the accompanying Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus Supplement or the accompanying Prospectus incorporates by reference). Requests should be directed to Mr. J. Michael Lewis, Senior Vice President and Treasurer, Columbus Realty Trust, 15851 Dallas Parkway, Suite 855, Dallas, Texas 75248-5421.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by the more detailed information included elsewhere in this Prospectus Supplement or the accompanying Prospectus or incorporated herein or therein by reference. Unless the context otherwise requires, all references in this Prospectus Supplement to the "Company" shall mean Columbus Realty Trust and its subsidiaries on a consolidated basis and, as the context may require, its predecessors.

                                  THE COMPANY

     Columbus Realty Trust (the "Company") is a self-administered and self-managed real estate investment trust ("REIT") formed pursuant to the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"). The Company presently owns and operates (i) 22 multifamily residential properties comprising a total of 5,414 apartment units, (ii) two industrial properties, and (iii) one retail property (collectively, the "Properties"), all but two of which are located in the greater Dallas, Texas metropolitan area. The residential Properties completed at June 30, 1996 had an occupancy rate of approximately 96% as of such date. The Company also owns four parcels of land in the greater Dallas, Texas and Jackson, Mississippi metropolitan areas which currently are under construction (the "Development Properties") and two parcels of land for future development (the "Development Land"). The Company anticipates that the Development Properties currently under construction and the Development Land proposed for development will add approximately 1,809 apartment units to the Company's portfolio upon completion. The Company expects that approximately 502 of these additional apartment units will be completed in 1996 and the remaining 1,307 will be completed in 1997 and 1998. When the Development Properties and the properties proposed for construction on the Development Land are completed, the Company will own a total of approximately 7,223 units in 28 residential properties.

     The Company operates as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended.

     The Company's executive offices are located at 15851 Dallas Parkway, Suite 855, Dallas, Texas 75248 and its telephone number is (972) 387-1492. The Common Shares are listed on the New York Stock Exchange under the symbol "CLB".

                                 RISK FACTORS

     An investment in Common Shares involves various risks, and prospective investors should carefully consider the matters discussed under "Risk Factors" prior to any investment in the Company.

                                 THE OFFERING


Common Shares Offered by the Company....    1,166,600 Common Shares

Common Shares Outstanding After the         12,900,171(A)
  Offering..............................

Offering Price..........................    $20.50 per Common Share

Use of Proceeds.........................    Repayment of floating rate debt
                                            incurred in connection with the
                                            development of certain Properties.

NYSE Symbol.............................    "CLB"

____________________
(A) Does not include 1,620,000 Common Shares reserved for issuance upon exercise of outstanding options granted pursuant to the Company's Share Option Plan and Long-Term Management Incentive Plan.

                                 RISK FACTORS

     An investment in Common Shares involves various risks. Prospective investors should carefully consider the following information in conjunction with the other information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus before making a decision to purchase Common Shares.

DEPENDENCE ON DALLAS MARKET/CONCENTRATIONS IN CERTAIN SUBMARKETS

     The Company presently owns and operates (i) 22 multifamily residential properties, (ii) two industrial properties and (iii) one retail property (collectively, the "Properties"). All but two of the Properties are located in Dallas and surrounding communities. The Company also owns four parcels of land in the greater Dallas, Texas and Jackson, Mississippi metropolitan areas which currently are under construction (the "Development Properties") and two parcels of land for future development (the "Development Land"). The Company's performance is therefore dependent upon economic conditions in Texas in general, and Dallas in particular. A decline in the economy in these markets generally, and the Dallas metropolitan area in particular, may adversely affect the ability of the Company to make expected distributions to shareholders. Eight of the Properties and one of the Development Properties are located within a one mile radius in the Uptown District, a submarket of the Dallas metropolitan area. Two of the Properties and one of the Development Properties are located within a two-mile radius in the Las Colinas area of Irving, Texas, a suburb of Dallas. The Company's performance also is dependent upon the attractiveness of these submarkets, as well as its other submarkets, to potential residents.

PARTIAL OWNERSHIP OF CONDOMINIUM PROPERTIES

     The Company holds a majority of units in each of two condominium properties, and a minority of units in one condominium property. These units, like many other condominium units in the Dallas area, are held for rental as apartments. The Company intends to continue to rent the majority of its condominium units, and to market selected units individually for sale as condominiums. While renting condominium units is fairly common in the Dallas market, the Company could experience difficulties and resistance in the refinancing and/or bulk sale of units. Furthermore, the number and type of buyers for such units may be more limited than buyers of traditional apartment projects. In addition, although the Company, through its ownership of a majority of the units in two of these condominium projects, controls the homeowners association for each such property, certain actions may require a super-majority (two-thirds or greater) or unanimous consent of all unit owners. Actions requiring a super-majority or unanimous consent include changing the percentage ownership of unit owners in the common elements, abandoning, partitioning or subdividing the common elements, abandoning or terminating the condominium regime, partitioning or subdividing condominium units, amending the condominium declaration or bylaws, electing to rebuild the condominium project after substantial casualty, and establishing self-management of the condominium project.

RISKS OF DEVELOPMENT, CONSTRUCTION AND ACQUISITION ACTIVITIES

     The Company intends to actively continue development and construction of multifamily communities. There can be no assurance that the Company will undertake to develop any particular site or that it will be able to complete such development if it is undertaken. Risks associated with the Company's development and construction activities include: development opportunities may be abandoned; construction costs of a community may exceed original estimates, possibly making the community uneconomical; occupancy rates and rents at a newly completed community may not be sufficient to make the community profitable; financing may not be available on favorable terms for development of a community; and construction and lease-up may not be completed on schedule, resulting in increased debt service expense and construction costs. Development activities also are subject to risks relating to the inability to obtain, or delays in obtaining, all necessary zoning, land-use, building, occupancy, and other required governmental permits and authorizations.

     The Company intends to continue to acquire multifamily apartment communities on a select basis. Acquisitions of multifamily communities entail risks that investments will fail to perform in accordance with expectations. In addition, estimates of the costs of improvements to bring an acquired property up to established standards of the market position intended for that property may prove inaccurate.

     The Company anticipates that future developments and acquisitions will be financed, in whole or in part, under existing credit facilities, loan commitments, other lines of credit or other forms of secured or unsecured financing or through the issuance of additional equity by the Company. The use of equity financing, rather than debt, for future developments or acquisitions could have a dilutive effect on the interest of existing shareholders of the Company. If new developments are financed through construction loans, there is a risk that, upon completion of construction, permanent financing for such newly developed communities may not be available or may be available only on disadvantageous terms.

REAL ESTATE FINANCING RISKS

     No Limitation on Debt. The Company currently has a policy of incurring debt only if upon such incurrence the ratio of debt to total market capitalization (i.e., the total consolidated debt of the Company as a percentage of the market value of issued and outstanding equity securities plus total consolidated debt) would be 50% or less, but the organizational documents of the Company do not contain any limitation on the amount of indebtedness the Company may incur. Accordingly, the Company's Board of Trust Managers could alter or eliminate this policy.

     Existing Debt Maturities, Balloon Payments and Refinancing Risks. The Company is subject to the risks normally associated with debt financing, including the risk that the Company's cash flow will be insufficient to meet required payments of principal and interest. Because the Company anticipates that only a small portion of the principal of the Company's mortgage indebtedness will be repaid prior to maturity, it will be necessary for the Company to refinance this debt at or prior to maturity. Accordingly, there is a risk that existing indebtedness on the

Properties will not be able to be refinanced or that the terms of such refinancing will not be as favorable as the terms of the existing indebtedness.

     Risk of Rising Interest Rates. The Company has incurred and expects in the future to incur floating rate indebtedness in connection with the construction of multifamily apartment communities, as well as for other purposes. In addition, additional indebtedness that the Company incurs under its credit facility also bears interest at a floating rate. Accordingly, increases in interest rates would increase the Company's interest costs (to the extent that the related indebtedness was not protected by an interest rate protection arrangement).

REAL ESTATE INVESTMENT RISKS

     General Risks. Real property investments are subject to varying degrees of risk. If the Company's properties do not generate revenues sufficient to meet operating expenses, including debt service and capital expenditures, the Company's cash flow and ability to make distributions to its shareholders will be adversely affected. A multifamily community's revenues and value may be adversely affected by the general economic climate; the local economic climate (including the fiscal condition of the relevant governmental bodies); local real estate conditions (such as oversupply of or reduced demand for apartment homes); the perceptions by prospective residents of the safety, convenience and attractiveness of the communities or neighborhoods in which they are located and the quality of local schools and other amenities; the ability of the owner to provide adequate management, maintenance and insurance; and increased operating costs (including real estate taxes and utilities). Certain significant expenditures associated with each equity investment (such as mortgage payments, if any, real estate taxes, insurance and maintenance costs) are generally not reduced when circumstances cause a reduction in income from the investment.

     Market Illiquidity. Equity real estate investments are relatively illiquid. Such illiquidity will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions. In addition, the Internal Revenue Code (the "Code") limits the Company's ability to sell properties held for fewer than four years, which may affect the Company's ability to sell properties without adversely affecting returns to the holders of Common Shares.

     Competition. There are numerous housing alternatives that compete with the Properties in attracting residents. The Properties compete directly with other multifamily rental apartments and single family homes that are available for rent or purchase in the markets in which the Properties are located. In addition, other competitors for development and acquisitions of properties, including other REITs, may have greater resources than the Company. Increased supply of apartment homes in the Company's principal markets over the past few years and the next few years may adversely affect the current favorable demand environment for apartment homes, including occupancy and rental rates.

LIMITS ON CHANGES IN CONTROL

     General. Certain provisions contained in the Company's Declaration of Trust and Bylaws and in the Texas REIT Act may have the effect of discouraging a third party from making an acquisition proposal for the Company and may thereby inhibit a change in control of the Company. For example, such provisions may
(i) deter tender offers for the Common Shares, which offers may be attractive to the shareholders, or (ii) deter purchases of large blocks of Common Shares, thereby limiting the opportunity for shareholders to receive a premium for their Common Shares over then-prevailing market prices.

     Preferred Shares. The Declaration of Trust authorizes the Board of Trust Managers to issue up to 10,000,000 preferred shares of beneficial interest, par value $.01 (the "Preferred Shares" and, together with the Common Shares, the "Shares") and to establish, without the approval of the holders of the Common Shares, the preferences and rights (including the right to vote and the right to convert into Common Shares) of any Preferred Shares issued. The issuance of Preferred Shares could have the effect of delaying or preventing a change of control of the Company even if a change of control were in the shareholders' best interest. No Preferred Shares are presently issued or outstanding.

     Ownership Limit. In order for the Company to maintain its qualification as a REIT, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). For the purpose of preserving the Company's REIT qualification, the Declaration of Trust provides that, with certain exceptions, no holder may own, directly or indirectly, more than 9.8% of the outstanding Shares of the Company (the "Ownership Limit").

     Required Consent for Business Combinations. Unless otherwise approved by the Trust Managers, the Company generally may not merge, consolidate or sell a substantial portion of its assets to a shareholder holding more than 50% of the Common Shares (or an affiliate of such a shareholder) unless such transaction is approved by the affirmative vote of 80% of the shareholders. This voting requirement might limit the possibility for merger or change in the control of the Company.

     Election of Trust Managers; Super-Majority Voting Requirements. The Company's Bylaws provide that any vacancy among the Trust Managers may be filled by a majority of the remaining Trust Managers, or by the affirmative vote of holders of two-thirds of the Company's outstanding shares. The Bylaws require the affirmative vote of holders of two-thirds of the outstanding shares to elect new Trust Managers. If the requisite vote is not obtained with respect to an election of Trust Managers, then the existing Trust Managers will continue in their capacity as such. In addition, the Bylaws also require the affirmative vote of holders of two-thirds of the outstanding shares to remove Trust Managers. These requirements will make it more difficult for a third party to effect a change of control of the Board of Trust Managers of the Company in an election contest because the existing Trust Managers will continue to hold office if the person seeking to elect new Trust Managers is unable to obtain the required two-thirds vote. In addition, the Declaration of Trust requires the affirmative vote of holders of two-thirds of the outstanding shares to amend the Declaration of Trust and in certain circumstances requires the affirmative vote of the holders of 80% of the outstanding shares.

     Classified Board. The classification of Trust Managers could have the effect of making the removal of incumbent Trust Managers more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its shareholders. At least two annual meetings of shareholders, instead of one, generally will be required to effect a change in a majority of the Board of Trust Managers. Thus, the classified board provision could increase the likelihood that incumbent Trust Managers will retain their positions. Further, holders of Common Shares will have no right to cumulative voting for the election of Trust Managers. Consequently, at each annual meeting of shareholders, the holders of two-thirds of the outstanding shares will be able to elect all of the successors of the class of Trust Managers then eligible for reelection.

     Fair Price Provision. The Declaration of Trust contains a so-called "fair price provision," which is generally designed to deter partial or "two-step" tender offers. Although it may, under certain circumstances, have the effect of discouraging unilateral tender offers or other takeover proposals, inclusion of the fair price provision in the Declaration of Trust may help assure, to some degree, that all shareholders of the Company will receive substantially the same price for their Shares in transactions whereby the Company is acquired in two or more steps. Because it contains a higher percentage requirement for shareholder approval of certain two-step acquisitions, the fair price provision may discourage or make more difficult offers for less than all of the outstanding Common Shares of the Company.

ADVERSE CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT; OTHER TAX LIABILITIES

     The Company intends to continue to operate so as to qualify as a REIT under the Code. Although management of the Company believes that the Company has been and will continue to be organized and operated in such a manner, no assurance can be given that the Company will qualify or remain qualified as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial or administrative interpretations. The determination of various factual matters and circumstances not entirely within the Company's control may affect the Company's ability to qualify as a REIT. For example, in order to qualify as a REIT, at least 95% of the Company's gross income in any year must be derived from qualifying sources and the Company must pay dividends to shareholders aggregating annually at least 95% of its REIT taxable income (excluding net capital gains). In addition, the Company cannot have any earnings and profits which were accumulated during a year when it did not qualify as a REIT. The Company would not satisfy this requirement if any of the corporations which merged into the Company upon its formation had earnings and profits which were not eliminated as of the close of the Company's first taxable year as a REIT. The Company expects to satisfy this earnings and profits requirement. If it is later determined that the Company has earnings and profits from a non-REIT year which were not distributed as of the close of the Company's first taxable year as a REIT, then the Company would not qualify for taxation as a REIT for such taxable year. The Company could qualify for taxation as a REIT thereafter, however, provided that the Company made a designated dividend distribution of such earnings and profits within 90 days after such determination was made. Further, no assurance can be given that new legislation, regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to qualification as a REIT or the federal income tax consequences of such qualification. The Company, however, is not aware of any pending tax legislation that would adversely affect the Company's ability to operate as a REIT.

     If in any taxable year the Company were to fail to qualify as a REIT, the Company would not be allowed a deduction for dividends to shareholders in computing its taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates. Unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. As a result, the funds available for distribution to the Company's shareholders would be reduced for each of the years involved. In addition, dividends would no longer be required to be paid. To the extent that dividends to shareholders would have been paid in anticipation of the Company's qualification as a REIT, the Company might be required to borrow funds or to liquidate certain of its investments to pay the applicable tax. Although the Company currently intends to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause the Company's Board of Trust Managers, with the consent of two-thirds of the Company's shareholders, to revoke the REIT election.

CARRYOVER BASIS AND POSSIBLE TAXATION OF BUILT-IN GAIN ON ASSETS

     The Company's initial basis in those Properties acquired through tax-free mergers with its predecessors is a carryover basis determined by reference to the basis of such assets in the hands of such predecessors. The Company believes that the carryover basis of such assets is approximately $34 million less than the basis would have been if such acquisitions had not been tax-free in any respect. This reduced the available depreciation deductions to the Company and, if any such Properties are sold, may increase taxable gains or reduce taxable losses to the Company. Consequently, this will result in greater REIT taxable income and earnings and profits of the Company for tax purposes than would be realized if the Company acquired such assets in taxable transactions.

     Under Treasury regulations that are to be promulgated, the Company may be taxed at the highest corporate tax rate on any built-in gain (i.e., the excess of value over adjusted tax basis) attributable to assets that the Company acquires in certain tax-free corporate transactions, to the extent the gain is recognized during the first ten years after the Company acquires such assets. The Company acquired certain interests in certain of the Properties from its predecessors in a "tax-free" corporate reorganization transaction and that portion of each such Property attributable to such interests will be subject to the potential tax on built-in gains. The fair market value of such assets significantly exceeded their adjusted tax basis on the date of acquisition and, therefore, the Company will be taxed at the highest corporate tax rate on such built-in gain if and to the extent such assets are sold within ten years after acquisition. The Company does not presently intend to sell any such assets during the ten-year period, although no assurances can be made that any such assets will not be sold during such period. The Company believes that the aggregate amount of built-in gain with respect to such assets is approximately $7.8 million.

ORGANIZATION AS A TEXAS REIT

     The Company was organized under the Texas REIT Act on October 12, 1993. As a result of recent amendments to the Texas REIT Act, which became effective on September 1, 1995, the Texas REIT Act is very similar to the Texas Business Corporation Act. However, most provisions of the Texas REIT Act have not yet been interpreted by the courts and a court may interpret the corporate governance or other provisions in a manner unfavorable to the Company and its shareholders.

POSSIBLE ADVERSE IMPACT OF MARKET CONDITIONS ON MARKET PRICE

     The market value of the Common Shares could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Common Shares to demand a higher annual yield on the price paid for shares from distributions by the Company, which could adversely affect the market price of the Common Shares.

POSSIBLE ENVIRONMENTAL LIABILITIES

     Under various Federal, state and local environmental laws, a current or previous owner or operator of real estate may be required (typically regardless of knowledge or responsibility) to investigate and clean up hazardous or toxic substances or petroleum product releases at such property and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination, which may be substantial. The presence of such substances (or the failure to properly remediate the contamination) may adversely affect the owner's ability to borrow against, sell or rent such property.

                                USE OF PROCEEDS

     The net proceeds to the Company from the offering of 1,166,600 Common Shares at a price of $20.50 per Common Share are estimated to be approximately $23,615,000 after deducting fees and expenses of the offering payable by the Company, estimated at approximately $300,300. The Company intends to use such net proceeds to repay outstanding floating rate indebtedness incurred to fund the Company's development activities. Such indebtedness currently bears interest at a weighted average annual interest rate of 7.12% and will mature on December 31, 1997.

                                  THE COMPANY

     "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: This prospectus, including the information incorporated by reference herein, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors set forth under "Risk Factors," and prospective purchasers of the Common Shares offered hereby should carefully review such risk factors.

GENERAL

     Columbus Realty Trust (the "Company") is a self-administered and self-managed real estate investment trust ("REIT") formed pursuant to the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"). The Company presently owns and operates (i) 22 multifamily residential properties comprising a total of 5,414 apartment units, (ii) two industrial properties, and (iii) one retail property (collectively, the "Properties"), all but two of which are located in the greater Dallas, Texas metropolitan area. The residential Properties completed at June 30, 1996 had an occupancy rate of approximately 96% as of such date. The Company also owns four parcels of land in the greater Dallas, Texas and Jackson, Mississippi metropolitan areas which currently are under development (the "Development Properties") and two parcels of land for future development (the "Development Land"). The Company anticipates that the Development Properties currently under construction and the Development Land proposed for development will add approximately 1,809 apartment units to the Company's portfolio upon completion. The Company expects that approximately 502 of these additional apartment units will be completed in 1996 and the remaining 1,307 will be completed in 1997 and 1998. When the Development Properties and the properties proposed for construction on the Development Land are completed, the Company will own a total of approximately 7,223 units in 28 residential properties.

     The Company intends to develop each of the Development Properties and additional communities targeted for development with the same quality of construction, innovation in design and uniqueness of setting that have distinguished prior communities developed by the Company and its predecessors. The Company also may from time to time make acquisitions of additional income-producing properties which further its strategies, satisfy its standards for quality and provide potential for attractive returns on investment.

     The Company's core strategy is to acquire and develop dense concentrations of units in close proximity in targeted areas which are near major employment centers and which have long term growth potential. The Company believes this strategy enables it to realize operating efficiencies, offer enhanced resident amenities, and better serve its residents, thereby providing the Company with a competitive advantage over others who do not have concentrated unit ownership. The Company historically has focused its development activities on the greater Dallas, Texas metropolitan area. The Company is exploring the feasibility of developments in additional targeted metropolitan areas and anticipates expanding into new markets in a manner consistent with its core strategy.

     The Company generally targets residents who are "renters by choice," that is, those who prefer the convenience and luxury afforded by the Company's residential Properties to home ownership and who have income levels in excess of that necessary to enable them to afford the Company's rental rates. The Company intensively manages its communities and responds to the needs and lifestyles of its residents. Management believes that these practices enable it to attract and retain residents. The Company utilizes proprietary leasing software, private telephone systems, private cable television systems, energy management systems and other management and operating applications to generate additional revenue and achieve operating efficiencies and cost savings.

     The Common Shares are listed on the NYSE under the symbol "CLB." On July 15, 1996, the Company paid a dividend of $0.395 per Common Share for the second quarter of 1996 to all shareholders of record on June 28, 1996. On September 19, 1996, the Company declared a dividend of $0.395 per Common Share for the third quarter of 1996, payable on October 15, 1996 to all shareholders of record on September 30, 1996. The Company intends to continue making regular quarterly distributions to its shareholders. Distributions depend upon a variety of factors, and there can be no assurance that future distributions will be made.

     The Company operates as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended.

THE PROPERTIES

     The following table sets forth certain information relating to the Company's completed residential Properties, and estimated information relating to the Development Properties and the Development Land.

                                                       Year
                                                     Completed     Total
                                                     or to be      Number
        Completed Properties           Location      Completed    of Units
        --------------------           --------      ---------    --------
The Meridian........................    Dallas          1991          132
The Worthington.....................    Dallas          1993          332
The Vintage.........................    Dallas          1993          160
The Residences......................    Dallas          1987          196
Uptown Village......................    Dallas          1995          300
The Rock............................    Dallas          1988          208
Windhaven Village...................    Dallas          1991          474
Parkway Village Villas..............    Dallas          1986          136
Springstead Condominiums............    Dallas          1983           67
Reflections on McCallum.............    Dallas          1986          198
Town Lake/Parks.....................    Dallas        1987/1986   238/160
Lakeside Village....................    Dallas          1986          327
Villas at Valley Ranch..............    Dallas          1985           61
Ascension Point/Ascension Point II..    Dallas        1985/1995     79/86
Lakeshore...........................    Dallas          1988          404
The Trace/The Trace II..............  Jackson, MS     1989/1995   282/204
Hackberry Creek/Hackberry Creek II..    Dallas        1988/1996   240/192
Winsted Village.....................    Dallas          1995          314
Columbus Square.....................    Dallas          1995          218
The Vineyard........................    Dallas          1995          116
The Abbey...........................    Dallas          1995           34
The Mark............................  Jackson, MS                     256
                                                                    -----
Sub Totals..........................                                5,414

                                                       Year
                                                     Completed    Total
                                                     or to be    Number
        Development Properties         Location      Completed  of Units
        ----------------------         --------      ---------  --------
Addison Circle One..................    Dallas          1997        444
Columbus Shore......................    Dallas          1996        502
Columbus Pointe.....................  Jackson, MS       1997        240
Hall Street (Cole's Corner).........    Dallas          1998        182
                                                                 ------
Sub Totals..........................                              1,368

                                                       Year     Estimated
                                                     Completed    Total
             Land Owned and                          or to be    Number
        Proposed for Development       Location      Completed  of Units
        ------------------------       ----------    ---------  ---------
Block 579...........................    Dallas          1998        196
Block 580...........................    Dallas          1998        245
                                                                -------
Sub Totals..........................                                441

TOTALS                                                            7,223

RECENT DEVELOPMENTS

     Since the completion of the Company's initial public offering in December 1993, the Company has acquired six multifamily residential properties containing an aggregate of 1,583 units, has completed the development of eight multifamily residential properties and begun construction of four other properties. As a result of these activities, the number of units owned or under construction has increased by 188% since the Company's initial public offering.

     On July 18, 1996, the Company acquired a parcel of land located on Hall Street in the Uptown District of Dallas, Texas for a purchase price of $1,290,000. In August 1996, the Company commenced construction on this parcel of a 182-unit multifamily residential property to be known as Cole's Corner.

     On July 19, 1996, the Company entered into a Development Agreement with Gaylord Properties, Inc. ("Gaylord") relating to the development of approximately 19 acres of land owned by Gaylord in Addison, Texas as office space with complementary retail and commercial uses. Pursuant to the Development Agreement, the Company will act as master developer and oversee the development of this commercial subdistrict with a goal toward assuring that such development is consistent with the master plan for Addison Circle and the Company's development of the adjacent tracts of land zoned for multifamily development on which the Company is currently constructing its multifamily residential property known as Addison Circle One.

     Effective September 5, 1996, Jack F. Kemp resigned from the Company's Board of Trust Managers due to his nomination as the Republican candidate for Vice President of the United States. On September 19, 1996, the remaining members of the Board of Trust Managers elected Ms. Amy DiGeso as a Class II Trust Manager of the Company to fill the vacancy created by Mr. Kemp's resignation.

     On September 19, 1996, the Company declared a dividend of $0.395 per Common Share, payable on October 15, 1996, to shareholders of record on September 30, 1996.


                              PLAN OF DISTRIBUTION

     The Company will sell the Common Shares offered hereby directly to institutional investors. The Company may from time to time sell Common Shares directly to other persons and may engage in other financing transactions, including public offerings and private placements of equity securities.


                                 LEGAL MATTERS

     The validity of the Common Shares offered hereby will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas.


                                    EXPERTS

     The Company's consolidated financial statements and schedule as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994 and for the period from October 12, 1993 (inception) through December 31, 1993, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and have been included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements and schedule of the Columbus Group at December 28, 1993, and for the period from January 1, 1993 through December 28, 1993 and the year ended December 31, 1992, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and have been included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements and schedule of the Texana Group at December 28, 1993, and for the period from January 1, 1993 through December 28, 1993 and the year ended December 31, 1992, appearing in the Company's Annual Report on Form 10-K for the year ended

December 31, 1995, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their reports thereon and have been included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Such consolidated and combined financial statements and schedules referred to above are, and audited financial statements and schedules to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP and Coopers & Lybrand L.L.P. pertaining to such financial statements and schedules (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firms as experts in accounting and auditing.

PROSPECTUS
                             COLUMBUS REALTY TRUST

         $200,000,000 DEBT SECURITIES, COMMON SHARES, PREFERRED SHARES
                            AND SECURITIES WARRANTS
                             _____________________

     Columbus Realty Trust (the "Company") may from time to time offer and sell in one or more series (i) its unsecured debt securities, which may be either senior debt securities ("Senior Securities") or subordinated debt securities ("Subordinated Securities" and, together with Senior Securities, the "Debt Securities"), (ii) common shares of beneficial interest, par value $.01 per share (the "Common Shares"), (iii) preferred shares of beneficial interest, par value $.01 per share (the "Preferred Shares"); and (iv) warrants to purchase Common Shares (the "Common Shares Warrants"), warrants to purchase Preferred Shares (the "Preferred Shares Warrants") and warrants to purchase Debt Securities (the "Debt Securities Warrants" and, collectively with the Common Shares Warrants and the Preferred Shares Warrants, the "Securities Warrants") with an aggregate public offering price of up to $200,000,000, in amounts, at prices and on terms to be determined by market conditions at the time of offering. The Debt Securities, Common Shares, Preferred Shares and Securities Warrants (collectively, the "Offered Securities") may be offered separately or together, in separate series, in amounts and at prices and terms to be set forth in one or more supplements to this Prospectus (each, a "Prospectus Supplement").

     With respect to the Debt Securities, the specific title, aggregate principal amount, ranking, currency, form (which may be registered or bearer, or certified or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Company or repayment at the option of the holder, any sinking fund provisions and any conversion provisions will be set forth in the applicable Prospectus Supplement. In the case of the Common Shares, the specific number of shares and issuance price per share will be set forth in the applicable Prospectus Supplement. The terms of the Preferred Shares, including the specific designation and stated value per share, any dividend, liquidation, redemption, conversion, voting and other rights, the issuance price per share, and all other specific terms of the Preferred Shares will be set forth in the applicable Prospectus Supplement. In the case of the Securities Warrants, the duration, offering price, exercise price and detachability, if applicable, will be set forth in the applicable Prospectus Supplement. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Offered Securities, in each case as may be consistent with the Company's Declaration of Trust or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for Federal income tax purposes. The applicable Prospectus Supplement also will contain information, where applicable, about certain Federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

     The Offered Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Offered Securities.
                             _____________________
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                  THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

             THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT
            PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING.  ANY
                  REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                             _____________________

                THE DATE OF THIS PROSPECTUS IS AUGUST 8, 1996.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (of which this Prospectus is a part) on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by that reference and the exhibits to the Registration Statement. For further information regarding the Company and the Shares offered hereby, reference is hereby made to the Registration Statement and the exhibits to the Registration Statement which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of fees prescribed by the Commission.

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy and information statements and other information with the Commission. The reports, proxy and information statements, the Registration Statement and exhibits thereto, and other information filed by the Company with the Commission can be inspected and copied at the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at 13th Floor, 7 World Trade Center, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of the material can be obtained from the Public Reference Section of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Company's Common Stock is listed on the New York Stock Exchange (the "NYSE") under the symbol "CLB." The reports, proxy and information statements and other information also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Company furnishes its stockholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     There are incorporated herein by reference the following documents heretofore filed by the Company with the Commission:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995;

     (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

     (c) The description of the Common Shares contained in the Company's Registration Statement on Form 8-A filed December 16, 1993.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus.

     Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein or in an accompanying prospectus supplement, if any, modifies or supersedes that statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated herein by reference (other than exhibits to those documents unless the exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Requests should be directed to Mr. J. Michael Lewis, Senior Vice President and Treasurer, Columbus Realty Trust, 15851 Dallas Parkway, Suite 855, Dallas, Texas 75248-5421.

                                  THE COMPANY

     Columbus Realty Trust (the "Company") is a self-administered and self-managed real estate investment trust ("REIT") formed pursuant to the Texas Real Estate Investment Trust Act, as amended (the "Texas REIT Act"). The Company presently owns and operates (i) 22 multifamily residential properties comprising a total of 4,883 apartment units, (ii) two industrial properties, and (iii) one retail property (collectively, the "Properties"), all but two of which are located in the greater Dallas, Texas metropolitan area. The residential Properties completed at June 30, 1996 had an occupancy rate of approximately 96% as of such date. The Company also owns seven parcels of land in the greater Dallas metropolitan area which currently are under development (the "Development Properties"). Upscale multifamily residential communities are presently under construction on five of the Development Properties. The Company anticipates that the Development Properties currently under construction will add 1,720 apartment units to the Company's portfolio upon completion. The Company expects that approximately 1,036 of these additional apartment units will be completed in 1996 and the remaining 684 will be completed in 1997. When the Development Properties currently under construction are complete, the Company will own a total of 6,603 units in 27 residential properties.

     The Company intends to develop each of the Development Properties and additional communities targeted for development with the same quality of construction, innovation in design and uniqueness of setting that have distinguished prior communities developed by the Company and its predecessors. The Company also may from time to time make acquisitions of additional income-producing properties which further its strategies, satisfy its standards for quality and provide potential for attractive returns on investment.

     The Company's core strategy is to acquire and develop dense concentrations of units in close proximity in targeted areas which are near major employment centers and which have long term growth potential. The Company believes these strategies enable it to realize operating efficiencies, offer enhanced resident amenities, and better serve its residents, thereby providing the Company with a competitive advantage over others who do not have concentrated unit ownership.

     The Company generally targets residents who are "renters by choice," that is, those who prefer the convenience and luxury afforded by the Company's residential Properties to home ownership and who have income levels in excess of that necessary to enable them to afford the Company's rental rates. The Company intensively manages its communities and responds to the needs and lifestyles of its residents. Management believes that these practices enable it to attract and retain residents. The Company utilizes proprietary leasing software, private telephone systems, private cable television systems, energy management systems and other management and operating applications to generate additional revenue and achieve operating efficiencies and cost savings.

     The Common Shares of the Company are listed on the NYSE under the symbol "CLB." On April 15, 1996, the Company paid a dividend of $0.375 per Common Share for the first quarter of 1996 to all shareholders of record on March 25, 1996. On July 15, 1996, the

Company paid a dividend of $0.395 per Common Share for the second quarter of 1996 to all shareholders of record on June 28, 1996. The Company intends to continue making regular quarterly distributions to its shareholders. Distributions depend upon a variety of factors, and there can be no assurance that distributions will be made.

     The Company's principal executive office is located at 15851 Dallas Parkway, Suite 855, Dallas, Texas 75248 and its telephone number is (214) 387-1492.

                                USE OF PROCEEDS

     Unless otherwise described in the Prospectus Supplement which accompanies this Prospectus, the Company intends to use the net proceeds from the sale of the Offered Securities for general corporate purposes, which may include the development and acquisition of multifamily residential properties as suitable opportunities arise and the repayment of certain then-outstanding secured or unsecured indebtedness.

              DESCRIPTION OF COMMON SHARES OF BENEFICIAL INTEREST

     The Declaration of Trust of the Company provides that the Company may issue up to one hundred ten million (110,000,000) shares of beneficial interest of the Company, par value $.01 per share, consisting of one hundred million (100,000,000) Common Shares and ten million (10,000,000) Preferred Shares. As of July 30, 1996, 11,717,049 Common Shares were issued and outstanding and no Preferred Shares were issued or outstanding.

     The following description of the Common Shares sets forth certain general terms and provisions of the Common Shares to which any Prospectus Supplement may relate, including a Prospectus Supplement providing that Common Shares will be issuable upon conversion of Debt Securities or Preferred Shares of the Company or upon the exercise of the Securities Warrants issued by the Company. The statements below describing the Common Shares are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Declaration of Trust and Bylaws.

VOTING RIGHTS

     Subject to the provisions of the Declaration of Trust regarding Excess Securities (as defined in the Declaration of Trust) and to such preferential rights as may be granted by the Board of Trust Managers in connection with the future issuance of Preferred Shares, each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Trust Managers. There is no cumulative voting in the election of Trust Managers, which means that the holders of two-thirds of the outstanding Common Shares can elect all of the Trust Managers then standing for election.

DIVIDENDS

     Subject to the provisions of the Declaration of Trust regarding Excess Securities and to such preferential rights as may be granted by the Board of Trust Managers in connection with the future issuance of Preferred Shares, holders of Common Shares are entitled to receive ratably such dividends, in cash, property or shares of beneficial interest, as may be declared from time to time by the Board of Trust Managers. The Company is prohibited from declaring or paying any dividend when the Company is unable to pay its debts as they become due in the usual course or when the payment of such dividend would result in the Company becoming unable to pay its debts as they become due.

LIQUIDATION RIGHTS

     Subject to the provisions of the Declaration of Trust regarding Excess Securities, in the event of any liquidation, dissolution or winding-up of the affairs of the Company, holders of Common Shares will be entitled to share ratably in the assets of the Company remaining after provision for liabilities to creditors and payment of liquidation preferences to holders of Preferred Shares or senior debt securities.

RESTRICTIONS ON TRANSFER

     For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding Shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such Shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months, or during a proportionate part of a shorter taxable year.

     Because the Board of Trust Managers believes it is essential for the Company to continue to qualify as a REIT, the Declaration of Trust provides, subject to certain exceptions, that no holder of Shares may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the "Ownership Limit") of the total outstanding Shares. The Trust Managers may not waive the Ownership Limit except with respect to the initial acquisition by certain entities of Common Shares in connection with the Company's initial public offering of its Common Shares. Any transfer of Shares that would (i) create a direct or indirect ownership of Shares in excess of the Ownership Limit, (ii) result in the Shares being owned by fewer than 100 persons, (iii) result in the Company being "closely held" within the meaning of Section 856(h) of the Code, or (iv) result in the disqualification of the Company as a REIT, shall be null and void, and the intended transferee will acquire no rights to the Shares.

     The Company's Declaration of Trust provides that Shares owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit will automatically be deemed to be Excess Securities and as such will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such Shares ultimately may be transferred without violating the Ownership Limit. While the Excess Securities are held in trust, they will not be entitled to vote, they will not be considered for purposes of any shareholder vote or the determination of a quorum for such vote, and they will not be entitled to participate in dividends or other distributions. Any dividend or distribution paid to a proposed transferee of Excess Securities prior to the discovery by the Company that Shares have been transferred in violation of the provisions of the Company's Declaration of Trust shall be repaid to the Company upon demand. The Excess Securities are not treasury stock, but rather constitute a separate class of issued and outstanding Shares of the Company. The original transferee-shareholder may, at any time the Excess Securities are held by the Company in trust, transfer the interest in the trust representing the Excess Securities to any individual whose ownership of the Shares that have been deemed to be Excess Securities would be permitted under the Ownership Limit, at a price not in excess of the price paid by the original transferee-shareholder for the Shares that were exchanged into Excess Securities. Immediately upon the transfer to the permitted transferee, the Excess Securities will be automatically deemed to be Shares of the class from which they were converted. If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee-shareholder of any Excess Securities may be deemed, at the option of the Company, to have acted as an agent on behalf of the Company in acquiring the Excess Securities and to hold the Excess Securities on behalf of the Company.

     In addition to the foregoing transfer restrictions, the Company will have the right, for a period of 90 days during the time any Excess Securities are held by the Company in trust, to purchase all or any portion of the Excess Securities from the original transferee-shareholder at the lesser of the price paid for the Shares by the original transferee-shareholder and the market price (as determined in the manner set forth in the Declaration of Trust) of the Shares on the date the Company exercises its option to purchase. The 90-day period begins on the later of the date of the violative transfer or date the Board of Trust Managers determines that a violative transfer has been made.

     All certificates representing Shares will bear a legend referring to the restrictions described above.

     Each shareholder shall be required upon request to disclose to the Company in writing any information with respect to the direct, indirect, and constructive ownership of beneficial interests as the Board of Trust Managers deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     The Ownership Limit may have the effect of precluding acquisition of control of the Company unless the Board of Trust Managers and the shareholders determine that maintenance of REIT status is no longer in the best interests of the Company.

OTHER TERMS

     Holders of Common Shares have no redemption, preference, conversion, exchange or preemptive rights to subscribe to any securities of the Company. All outstanding Common Shares will be fully paid and nonassessable.

     Both the Texas REIT Act and the Declaration of Trust provide that no shareholder of the Company will be personally liable for any debt, act, omission or obligation incurred by the Company or its Trust Managers. However, certain jurisdictions may not recognize the limited liability afforded shareholders under the Texas REIT Act; therefore, a shareholder may be held personally liable to the extent such claims are not satisfied by the Company. Due to this uncertainty which may exist in the laws of certain states, the Company may hold properties in states other than Texas in wholly owned subsidiaries, if it determines that there would exist in that state a significant risk of shareholder liability if the property were owned directly by the Company. The Company will use such subsidiaries to the fullest extent it can in those states where the law is unclear regarding limited shareholder liability in an effort to minimize the possibility of shareholder liability.

     In addition, the Company's Bylaws provide that the Company shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of being or having been a shareholder, and that the Company shall reimburse each shareholder for all legal and other expenses reasonably incurred by such shareholder in connection with any such claim or liability. Further, it is the Company's policy to include a provision in its contracts governed by laws other than those of the State of Texas which provides that shareholders assume no personal liability for obligations entered into on behalf of the Company. However, with respect to tort claims, contractual claims where liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent such claims are not paid by the Company. Because the Company will carry public liability insurance which it believes is adequate, any risk of personal liability to shareholders is limited to situations in which the Company's assets plus its insurance coverage would be insufficient to satisfy the claims against the Company and its shareholders.

MEETINGS OF SHAREHOLDERS

     The Bylaws provide that annual meetings of shareholders will be held no later than the last day of May of each year. Special meetings of the shareholders may be called by the Trust Managers, any officer of the Company or the holders of at least ten percent (10%) of all of the Shares entitled to vote at the meetings.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed The First National Bank of Boston to act as transfer agent and registrar for the Common Shares.

                                 DESCRIPTION OF PREFERRED SHARES

     The following description of the terms of the Preferred Shares sets forth certain general terms and provisions of the Preferred Shares to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Shares offered by any Prospectus Supplement will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Shares set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Declaration of Trust and the Board of Trust Managers' resolution or resolutions relating to each series of the Preferred Shares which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Shares.

GENERAL

     The Board of Trust Managers is empowered to issue Preferred Shares from time to time in one or more series, without shareholder approval, and with respect to each series to determine, subject to limitations prescribed by law,
(i) the number of shares constituting such series, (ii) the dividend rate on the shares of each series, whether such dividends shall be cumulative and the relation of such dividends to the dividends payable on any other class of stock,
(iii) whether the shares of each series shall be redeemable and the terms thereof, (iv) whether the shares shall be convertible into Common Shares and the terms thereof, (v) the amount per share payable on each series or other rights of holders of such shares on liquidation or dissolution of the Company, (vi) the voting rights, if any, of shares of each series, and (vii) generally any other rights and privileges not in conflict with the Declaration of Trust or the Texas REIT Act for each series and any qualifications, limitations or restrictions thereof.

     The Preferred Shares shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Shares. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Shares offered thereby for specific terms, including:

     A. the designation and stated value per share of such Preferred Shares and the number of shares offered;

     B.   the amount of liquidation preference per share;

     C. the initial public offering price at which such Preferred Shares will be issued;

     D. the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any;

     E.   any redemption or sinking fund provisions;

     F.   any conversion right and the terms and conditions thereof;

     G.   any listing of such Preferred Shares on any securities exchange;

     H. a discussion of the federal income tax considerations applicable to such Preferred Shares;

     I. the relative ranking and preferences of such Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     J. any limitations on issuance of any series of Preferred Shares ranking senior to or on a parity with such series of Preferred Shares as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

     K. any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT; and

     L. any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions not in conflict with the Declaration of Trust or the Texas REIT Act.

The Preferred Shares will, when issued for lawful consideration therefor, be fully paid and nonassessable and will have no preemptive rights.

RANK

     Unless otherwise specified in the Prospectus Supplement, the Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Shares and to all equity securities ranking junior to such Preferred Shares; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Shares; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Shares. The rights of the holders of each series of the Preferred Shares will be subordinate to those of the Company's general creditors.

DIVIDENDS

     Holders of each series of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trust Managers of the Company, out of assets of the Company legally available therefor, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the

Company on such record dates as shall be fixed by the Board of Trust Managers of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Shares.

     Dividends on any series of the Preferred Shares may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Trust Managers of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Shares for which dividends are non-cumulative, then the holders of such series of the Preferred Shares will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

     So long as any series of the Preferred Shares shall be outstanding, unless
(i) full dividends (including, if such dividends are cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding Preferred Shares of such series and all other classes and series of Preferred Shares of the Company (other than Junior Shares, as defined below); and (ii) the repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any Preferred Shares of such series or any other Preferred Shares of the Company of any class or series (other than Junior Shares), the Company may not declare any dividends on any Common Shares of the Company or any other shares of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Shares (the Common Shares and any such other shares being herein referred to as "Junior Shares"), or make any payment on account of, or set apart money for, the purchase, redemption or other retirement of, or for a sinking or other analogous fund for, any Junior Shares or make any distribution in respect thereof, whether in cash or property or in obligations or shares of the Company, other than Junior Shares which are neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Shares.

     Any dividend payment made on a series of Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares of such series which may be in arrears.

REDEMPTION

     A series of Preferred Shares may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon the terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Preferred Shares redeemed by the Company will be restored to the status of authorized but unissued Preferred Shares of the Company.

     The Prospectus Supplement relating to a series of Preferred Shares that is subject to mandatory redemption will specify the number of shares of such Preferred Shares that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Shares do not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Shares of any series is payable only from the net proceeds of the issuance of shares of beneficial interest of the Company, the terms of such Preferred Shares may provide that, if no such shares shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Shares shall automatically and mandatorily be converted into shares of the applicable shares of beneficial interest of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

     So long as any dividends on shares of any series of the Preferred Shares or any other series of Preferred Shares of the Company ranking on a parity as to dividends and distribution of assets with such series of the Preferred Shares are in arrears, no shares of any such series of the Preferred Shares or such other series of Preferred Shares of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the foregoing will not prevent the purchase or acquisition of such shares pursuant to a purchase or exchange offer made on the same terms to holders of all such shares outstanding.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Shares are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless default shall be made by the Company in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the Preferred Shares called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

LIQUIDATION PREFERENCE

     Upon any voluntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Junior Shares, the holders of each series of Preferred Shares shall be entitled to receive, out of assets of the Company legally available for distribution to shareholders, liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such series of Preferred Shares does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Shares will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Preferred Shares in the distribution of assets, then the holders of the Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise respectively be entitled.

     If liquidating distributions shall have been made in full to all holders of Preferred Shares, the remaining assets of the Company shall be distributed among the holders of Junior Shares, according to their respective rights and preferences and in each case according to their respective number of shares.
For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Shares, or except as required by applicable law, holders of the Preferred Shares will not be entitled to vote for any purpose.

     So long as any series of Preferred Shares remain outstanding, the consent or the affirmative vote of the holders of at least 66-2/3% of the votes entitled to be cast with respect to the then outstanding shares of such series of the Preferred Shares together with any Other Preferred Shares (as defined below), voting as one class, either expressed in writing or at a meeting called for that purpose, will be necessary (i) to permit, effect or validate the authorization, or any increase in the authorized amount, of any class or series of shares of the Company ranking prior to the Preferred Shares of such series as to dividends, voting or upon distribution of assets; and (ii) to repeal, amend or otherwise change any of the provisions applicable to the Preferred Shares of such series in any manner which adversely affects the powers, preferences, voting power or other rights or privileges of such series of the Preferred Shares. In case any series of the Preferred Shares would be so affected by any such action referred to in clause (ii) above in a different manner than one or more series of the Other Preferred Shares which will be similarly affected, the holders of the Preferred Shares of such series, together with any series of the Other Preferred Shares which will be similarly affected, will be entitled to vote as a class, and the Company will not take such action without the consent or affirmative vote, as above provided, of at least 66-2/3% of the total number of votes entitled to be cast with respect to each such series of the Preferred Shares and the Other Preferred Shares, then outstanding, in lieu of the consent or affirmative vote hereinabove otherwise required.

     With respect to any matter as to which the Preferred Shares of any series are entitled to vote, holders of the Preferred Shares of such series and any other series of Preferred Shares of the Company ranking on a parity with such series of the Preferred Shares as to dividends and distributions of assets and which by its terms provides for similar voting rights (the "Other Preferred Shares") will be entitled to cast the number of votes set forth in the Prospectus

Supplement with respect to that series of Preferred Shares. As a result of the provisions described in the preceding paragraph requiring the holders of shares of a series of the Preferred Shares to vote together as a class with the holders of shares of one or more series of Other Preferred Shares, it is possible that the holders of such shares of Other Preferred Shares could approve action that would adversely affect such series of Preferred Shares, including the creation of a class of shares of beneficial interest ranking prior to such series of Preferred Shares as to dividends, voting or distributions of assets.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which shares of any series of Preferred Shares are convertible into Common Shares will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Shares into which the Preferred Shares are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Shares or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion.

RESTRICTIONS ON OWNERSHIP

     See "Description of Common Shares--Restrictions on Transfer" for a discussion of the restrictions on ownership of shares of beneficial interest necessary for the Company to qualify as a REIT under the Code.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for shares of each series of the Preferred Shares will be set forth in the applicable Prospectus Supplement.


                         DESCRIPTION OF DEBT SECURITIES

     The Senior Securities are to be issued under an Indenture, as amended or supplemented from time to time (the "Senior Securities Indenture"), between the Company and a trustee to be selected by the Company (the "Senior Securities Trustee") and the Subordinated Securities are to be issued under an Indenture, as amended or supplemented from time to time (the "Subordinated Securities Indenture"), between the Company and a trustee to be selected by the Company (the "Subordinated Securities Trustee"). The Senior Securities Indenture and the Subordinated Securities Indenture are referred to herein individually as the "Indenture" and collectively as the "Indentures," and the Senior Securities Trustee and the Subordinated Securities Trustee are referred to herein individually as the "Trustee" and collectively as the "Trustees." A form of the Senior Securities Indenture and of the Subordinated Securities Indenture will be filed as an exhibit to an amendment to the Registration Statement of which this Prospectus is a part and will be available for inspection at the corporate trust office of the Senior Securities Trustee and of the Subordinated Securities Trustee, respectively, or as described above under

"Available Information." The Indentures will be subject to, and governed by, the Trust Indenture Act of 1939, as amended (the "TIA"). The descriptions of the Indentures set forth below assume that the Company has entered into the Indentures. The Company will execute the applicable Indenture when and if the Company issues Debt Securities. The statements made hereunder relating to the Indentures and the Debt Securities to be issued thereunder are summaries of certain anticipated provisions thereof and do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indentures and such Debt Securities. Unless otherwise specified, all section references appearing herein are to sections of the Indentures, and capitalized terms used but not defined herein shall have the meanings set forth in the Indentures.

PROVISIONS APPLICABLE TO BOTH SENIOR SECURITIES AND SUBORDINATED SECURITIES

     The Debt Securities will be direct, unsecured obligations of the Company. Senior Securities will rank pari passu with certain other senior debt of the Company that may be outstanding from time to time, and will rank senior to all Subordinated Securities that may be outstanding from time to time. The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the applicable Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

     Each Indenture provides that the Debt Securities may be issued without limit as to aggregate principal amount (up to $200,000,000 in the aggregate), in one or more series, in each case as established from time to time in, or pursuant to authority granted by, a resolution of the Board of Trust Managers or as established in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

     Each Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under either Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by the Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

     The following summaries set forth certain general terms and provisions of the Indentures and the Debt Securities. Reference is made to the Prospectus Supplement relating to the series of Debt Securities being offered for the specific terms thereof, including:

     (i)   the title of such Debt Securities;

     (ii) the classification of such Debt Securities as Senior Securities or Subordinated Securities;

     (iii) the aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (iv) the price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or (if applicable) the portion of the principal amount of such Debt Securities which is convertible into Common Shares or Preferred Shares or Debt Securities of another series, or the method by which any such portion shall be determined;

     (v) the date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     (vi) the rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (vii) the date or dates, or the method for determining such date or dates, from which any such interest will accrue, the Interest Payment Dates on which any such interest will be payable, the Regular Record Dates for such Interest Payment Dates, or the method by which such dates shall be determined, the Persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (viii)the place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, such Debt Securities may be surrendered for conversion or registration of transfer or exchange, and notices or demands to or upon the Company in respect of such Debt Securities and the Indenture may be served;

     (ix) the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, as a whole or in part, at the option of the Company, if the Company is to have such an option;

      (x) the obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

     (xi) if other than United States dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

     (xii) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not, be based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

     (xiii) whether such Debt Securities will be issued in the form of one or more global securities and whether such global securities are to be issuable in a temporary global form or a permanent global form and, if in global form, the identity of the depositary for such Debt Securities;

     (xiv) any additions to, modifications of or deletions from the terms of such Debt Securities with respect to the Events of Default or covenants set forth in the Indenture and any change in the right of any Trustee or any of the holders to declare the principal amount of any of such Debt Securities due and payable;

     (xv) whether such Debt Securities will be issued in certificated or book-entry form and, if in the book-entry form, the identity of the depositary for such Debt Securities;

     (xvi) whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

     (xvii) the applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture;

    (xviii) if such Debt Securities are to be issued upon the exercise of Debt
            Securities Warrants, the time, manner and place for such Debt Securities to be authenticated and delivered;

     (xix) the terms, if any, upon which Debt Securities may be convertible into Common Shares, Preferred Shares or Debt Securities of another series of the Company and the terms and conditions upon which such conversion will be effected, including, without limitation, the initial conversion price or rate and the conversion period;

     (xx) if convertible, in connection with the preservation of the Company's status as a REIT, any applicable limitations on the ownership or transferability of the Common Shares or Preferred Shares into which such Debt Securities are convertible;

     (xxi) whether and under what circumstances the Company will pay Additional Amounts as contemplated in the Indenture on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

     (xxii) any other terms of such Debt Securities not inconsistent with the provisions of the Indenture.

     If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof or bear no interest or bear interest at a rate which at the time of issuance is below market rates ("Original Issue Discount Securities"). Special Federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

     Except as set forth below under "Certain Covenants--Limitations on Incurrence of Debt," the Indentures do not contain any other provisions that would limit the ability of the Company to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. However, restrictions on ownership and transfers of the Common Shares and Preferred Shares are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "-- Restrictions on Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATIONS, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof.

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer of funds to such Person at an account maintained within the United States.

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner, all as more completely described in the Indenture.

     Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the Trustee. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer thereof at the corporate trust office of the Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities.

     Neither the Company nor the Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security which has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     The Indenture will provide that the Company, without the consent of the Holders of any outstanding Debt Securities, may consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (ii) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or any

Subsidiary as a result thereof as having been incurred by the Company or such Subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and
(iii) an officer's certificate and legal opinion covering such conditions shall be delivered to the Trustee.

CERTAIN COVENANTS

     Restrictions on Dividends and Other Distributions.  The Indentures provide
     -------------------------------------------------
that the Company will not (i) declare or pay any dividend or make any distribution on its shares of beneficial interest or to holders of its shares of beneficial interest (other than dividends or distributions payable in its shares of beneficial interest or other than as the Company determines is necessary to maintain its status as a REIT); or (ii) purchase, redeem or otherwise acquire or retire for value any of its shares of beneficial interest, or any warrants, rights or options or other securities to purchase or acquire any of its shares of beneficial interest (other than the Debt Securities) or permit any Subsidiary to do so, if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after giving effect to such action.

     Existence.  Except as permitted under "--Merger, Consolidation or Sale of
     ---------
Assets," the Company will do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the holders of the Debt Securities.

     Maintenance of Properties.  The Indentures provide that the Company will
     -------------------------
cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that the Company and its Subsidiaries shall not be prevented from selling or otherwise disposing of for value its properties in the ordinary course of business.

     Insurance.  The Indentures provide that the Company will, and will cause
     ---------
each of its Subsidiaries to, keep all of its insurable properties insured against loss or damage in accordance with industry practices and with insurers of recognized responsibility and of suitable financial stability.

     Payment of Taxes and Other Claims.  The Indentures provide that the Company
     ---------------------------------
will pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary; and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

     Provision of Financial Information.  The Indentures provide that, whether
     ----------------------------------
or not the Company is subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") the Company will, to the extent permitted under the Exchange Act, file with the Securities and Exchange Commission (the "Commission") the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Section 13 or 15(d) (the "Financial Statements") if the Company were so subject, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject.
The Company also will in any event (i) within 15 days of each Required Filing Date file with the Trustee copies of the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to Section 13 or 15(d) of the Exchange Act if the Company were subject to such Sections; and (ii) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder.

     Additional Covenants.  Any additional covenants of the Company with respect
     --------------------
to any series of Debt Securities will be set forth in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     The Indentures provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of the principal of (or premium, if any, on) any Debt Security of such series at its Maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance of any other covenant of the Company contained in the Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the Indenture; (v) default in the payment of an aggregate principal amount exceeding $5,000,000 of any evidence of indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or for substantially all of its properties; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities.

     If an Event of Default under the applicable Indenture with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, then in every such case the Trustee or the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms thereof) of all of the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (i) the Company shall have deposited with the Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the Trustee and (ii) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in the applicable Indenture. The Indentures also provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default
(a) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (b) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security affected thereby.

     The Trustee is required to give notice to the holders of Debt Securities within 90 days of a default under the applicable Indenture; provided, however, that the Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if the Responsible Officers of the Trustee consider such withholding to be in the interest of such Holders.

     The Indentures provide that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of reasonable indemnity. This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof.

     Subject to provisions in the Indentures relating to its duties in case of default, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any Holders of any series of Debt Securities then outstanding under the Indenture, unless such Holders shall have offered to the Trustee reasonable security or indemnity. The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or of exercising any trust or power conferred upon the Trustee. However, the Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve the Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

     Within 120 days after the close of each fiscal year, the Company must deliver to the Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

     Modifications and amendments of the applicable Indenture may be made only with the consent of the Holders of not less than a majority in principal amount of all outstanding Debt Securities which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby,
(i) change the Stated Maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (ii) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (iii) change the Place of Payment, or the coin or currency, for payment of principal of, premium, if any, or interest on any such Debt Security;
(iv) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (v) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (vi) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

     The holders of not less than a majority in principal amount of each series of Outstanding Debt Securities have the right, on behalf of all holders of Debt Securities of that series, to waive compliance by the Company with certain covenants in the Indenture with respect to such series.

     Modifications and amendments of the applicable Indenture may be made by the Company and the Trustee without the consent of any holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under the Indenture; (ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of the applicable Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interest of the holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of the applicable Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Shares or Preferred Shares of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to cure any ambiguity, correct or supplement any provision which may be defective or inconsistent or make any other provisions with respect to matters or questions arising under the applicable Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series in any material respect;
(x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect or
(xi) to comply with the TIA.

     The Indentures provide that in determining whether the holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof; (ii) the principal amount of a Debt Security denominated in a Foreign Currency that shall be deemed outstanding shall be the United States dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the United States dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above); (iii) the principal amount of an Indexed Security that shall be deemed outstanding shall be the principal face amount of such Indexed Security at original issuance, unless otherwise provided with respect to such Indexed Security pursuant to the Indenture; and (iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any Affiliate of the Company or of such other obligor shall be disregarded.

     The Indentures contain provisions for convening meetings of the holders of Debt Securities of a series. A meeting may be called at any time by the Trustee, and also, upon request, by the Company or the holders of at least 10% in principal amount of the Outstanding

Debt Securities of such series, in any such case upon notice given as provided in the applicable Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the applicable Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the applicable Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be Persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the Persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

     Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the applicable Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Unless otherwise indicated in the applicable Prospectus Supplement, the Company may discharge certain obligations to holders of any series of Debt Securities that have not already been delivered to the Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be.

     The Indentures provide that, if the provisions of the applicable Indenture relating to defeasance are made applicable to the Debt Securities of or within any series pursuant to the Indenture, the Company may elect either (i) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") or (ii) to be released from its obligations with respect to such Debt Securities under certain covenants of the applicable Indenture (being the restrictions described under "-- Certain Covenants") or, if provided pursuant to the applicable Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Company with the Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

     Such a trust may be established only if, among other things, the Company has delivered to the Trustee an Opinion of Counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium, if any) and interest.

     "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the Foreign Currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the Foreign Currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and also shall include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

     Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(i) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (ii) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (a) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (b) the European Currency Unit ("ECU") both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or (c) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in United States dollars.

     In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "-- Events of Default, Notice and Waiver" (which would no longer be applicable to such Debt Securities) or described in clause (vii) under "-- Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

     The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which the Debt Securities are convertible into Common Shares, Preferred Shares or Debt Securities of another series will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Shares, Preferred Shares or Debt Securities of another series, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities. To protect the Company's status as a REIT, a holder may not convert any Debt Security, and such Debt Security shall not be convertible by any holder, if as a result of such conversion any person would then be deemed to own, directly or indirectly, more than 9.8% of the Company's shares of beneficial interest.

GLOBAL SECURITIES

     The Debt Securities of a series may be issued in whole or in part in the form of one or more fully registered global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities are expected to be deposited with The Depository Trust Company, as Depositary. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form.

     Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee of such Depositary to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement, the Company anticipates that the following provisions will apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit on its book-entry registration and transfer system the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary ("Participants"). Such accounts shall be designated by the underwriters, dealers or agents with respect to such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to beneficial interests of Participants) and records of Participants (with respect to beneficial interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to own, pledge or transfer beneficial interest in a Global Security.

     So long as the Depositary for a Global Security or its nominee is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the applicable Indenture. Except as provided below or in the applicable Prospectus Supplement, owners of a beneficial interest in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the applicable Indenture.

     Payments of principal of, premium, if any, and any interest on, or any Additional Amounts payable with respect to, individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustees, any Paying Agent or the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     The Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, will immediately credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Security held through such Participants will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers in bearer form or registered in "street name." Such payments will be the responsibility of such Participants.

     If a Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may, at any time and in its sole discretion, subject to any limitations described in the applicable Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of such series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in exchange for the Global Security or Securities representing such series of Debt Securities. Individual Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof.

PAYMENT

     Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

     All moneys paid by the Company to a paying agent or the Trustee for the payment of the principal of or any premium or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium or interest has become due and payable will be repaid to the Company, and the holder of such Debt Security thereafter may look only to the Company for payment thereof.

NO PERSONAL LIABILITY

     No past, present or future trustee, officer, trust manager, employee or shareholder, as such, of the Company or any successor thereof shall have any liability for any obligations of the Company under the Debt Securities or the applicable Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debt Securities by accepting such Debt Securities waives and releases all such liability. The waiver and release are part of the consideration for the issue of Debt Securities. Each Holder of Debt Securities shall look solely to the assets of the Company for satisfaction of any liability of the Company in respect of the applicable Indenture or the Debt Securities and will not seek recourse or commence any action against any of the trustees, officers, trust manager, employees or shareholders of the Company or any of their personal assets for the performance or payment of any obligation thereunder.

PROVISIONS APPLICABLE SOLELY TO SUBORDINATED SECURITIES

     General.  Subordinated Securities will be issued under the Subordinated
     -------
Securities Indenture and will rank pari passu with certain other subordinated debt of the Company that may be outstanding from time to time and will rank junior to all Senior Indebtedness (as defined below) of the Company (including any Senior Securities) that may be outstanding from time to time.

     The term "Senior Indebtedness" will be defined in the Subordinated Securities Indenture as indebtedness incurred by the Company for money borrowed whether outstanding on the effective date of the Subordinated Securities Indenture or thereafter, all deferrals, renewals or extensions of any such indebtedness and all evidences of indebtedness issued in exchange for any such indebtedness and guarantees by the Company of the foregoing items of indebtedness for money borrowed by persons other than the Company, unless, in any such case, such indebtedness or guarantee provides by its terms that it shall not constitute Senior Indebtedness.

     If Subordinated Securities are issued under the Subordinated Securities Indenture, the aggregate principal amount of Senior Indebtedness outstanding as of a recent date will be set forth in the Prospectus Supplement relating to the Subordinated Securities. The Subordinated Securities Indenture does not restrict the amount of Senior Indebtedness that the Company may incur.

     Subordination.  The payment of the principal of (and premium, if any) and
     -------------
interest on the Subordinated Securities is expressly subordinated, to the extent and in the manner set forth in the Subordinated Securities Indenture, in right of payment to the prior payment in full of all Senior Indebtedness of the Company.

     Upon (i) any acceleration of the principal amount due on the Subordinated Securities or (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors upon any dissolution or winding-up or total or partial liquidation or reorganization of the Company, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other proceedings, all principal and premium, if any, and interest due upon all Senior Indebtedness will first be paid in full, or payment thereof provided for in money or money's worth in accordance with its terms, before any payment is made on account of the principal of, premium, if any, or interest on the indebtedness evidenced by the Subordinated Securities, and upon any such acceleration, dissolution or winding-up or liquidation or reorganization, any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holders of the Subordinated Securities would be entitled, except for the provisions of the Subordinated Indenture, will (subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred by the provisions of the Subordinated Securities upon the Senior Indebtedness and the holders thereof with respect to the Subordinated Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) be paid by the Company or any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or by the holders of the Subordinated Securities if received by them, directly to the holders of Senior Indebtedness (pro rata to each such holder on the basis of the respective amounts of Senior Indebtedness held by such holder) or their representatives, to the extent necessary to pay all Senior Indebtedness (including interest thereon) in full, in money or money's worth, after giving effect to any concurrent payments or distribution to or for the holders of Senior Indebtedness, before any payment or distribution is made to the holders of the indebtedness evidenced by the Subordinated Securities. The consolidation of the Company with or the merger of the Company into another Person or the liquidation or dissolution of the Company following the conveyance or transfer of its property as an entirety, or substantially as an entirety, to another Person upon the terms and conditions provided in the Subordinated Securities Indenture will not be deemed a dissolution, winding-up, liquidation or reorganization for these purposes.

     In the event that any payment or distribution of assets of the Company of any kind or character not permitted by the foregoing provisions, whether in cash, property or securities, will be received by the holders of Subordinated Securities before all Senior Indebtedness is paid in full, or provision made for such payment, in accordance with its terms, such payment or distribution will be held in trust for the benefit of, and shall be paid over or delivered to, the holders of such Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, as their respective interests may appear, for application to the payment of all Senior Indebtedness remaining unpaid to the extent necessary to pay all such Senior Indebtedness in full in accordance with its terms, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

     No payment on account of principal of, premium, if any, sinking funds or interest on the Subordinated Securities will be made unless full payment of amounts then due for principal, premium, if any, sinking funds and interest on any Senior Indebtedness has been made or duly provided for in money or money's worth in accordance with the terms of such Senior Indebtedness. No payment on account of principal, premium, if any, sinking funds or interest on the Subordinated Securities will be made if, at the time of such payment or immediately after giving effect thereto, (i) there shall exist a default in the payment of principal, premium, if any, sinking fund or interest with respect to any Senior Indebtedness or (ii) there shall have occurred an event of default (other than a default in the payment of principal, premium, if any, sinking funds or interest) with respect to any Senior Indebtedness, as defined therein or in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, and such event of default shall not have been cured or waived or shall not have ceased to exist.

     Subrogation.  From and after the payment in full of all Senior
     -----------
Indebtedness, the holders of the Subordinated Securities (together with the holders of any other indebtedness of the Company which is subordinate in right of payment to the payment in full of all Senior Indebtedness, which is not subordinate in right of payment to the Subordinated Securities and which by its terms grants such right of subrogation to the holder thereof) shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets or securities of the Company applicable to the Senior Indebtedness until the Subordinated Securities shall be paid in full, and, for the purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness of assets or securities, which otherwise would have been payable or distributable to holders of the Subordinated Securities, shall, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Subordinated Securities, be deemed to be a payment by the Company to or on account of the Senior Indebtedness, it being understood that these provisions of the Subordinated Securities Indenture are and are intended solely for the purpose of defining the relative rights of the holders of the Subordinated Securities, on the one hand, and the holders of the Senior Indebtedness, on the other hand, and nothing contained in the Subordinated Securities Indenture is intended to or shall impair as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Subordinated Securities, the obligation of the Company, which is unconditional and absolute, to pay to the holders of the Subordinated Securities the principal of, premium, if any, and interest on the Subordinated Securities as and when the same shall become due and payable in accordance with their terms, or to affect the relative rights of the holders of the Subordinated Securities and creditors of the Company other than the holders of the Senior Indebtedness, nor shall anything therein prevent the Holder of any Subordinated Security from exercising all remedies otherwise permitted by applicable law upon default under such Security subject to the rights of the holders of Senior Indebtedness to receive cash, property or securities of the Company otherwise payable or deliverable to the holders of the Subordinated Securities or to a representative of such holders, on their behalf.

                      DESCRIPTION OF SECURITIES WARRANTS

GENERAL

     The Company may issue Securities Warrants for the purchase of Debt Securities, Preferred Shares or Common Shares. Securities Warrants may be issued independently or together with any other Offered Securities offered by any Prospectus Supplement or through a dividend or other distribution to the Company's shareholders and may be attached to or separate from such Offered Securities. Each series of Securities Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Securities Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Securities Warrants. The following summaries of certain provisions of the Securities Warrant Agreement and the Securities Warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Securities Warrant Agreement and the Securities Warrant certificates relating to each series of Securities Warrants which will be filed with the Commission and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Securities Warrants.

     If Securities Warrants are offered, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including, in the case of Securities Warrants for the purchase of Debt Securities, the following where applicable: (i) the title of such Securities Warrants; (ii) the aggregate number of such Securities Warrants; (iii) the offering price; (iv) the denominations and terms of the series of Debt Securities purchasable upon exercise of such Securities Warrants; (v) the designation and terms of any series of Debt Securities with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Debt Securities; (vi) the date, if any, on and after which such Securities Warrants and the related series of Debt Securities will be transferable separately; (vii) the principal amount of the series of Debt Securities purchasable upon exercise of each such Securities Warrant and the price at which such principal amount of Debt Securities of such series may be purchased upon such exercise; (viii) the date on which the right to exercise such Securities Warrants shall commence and the date on which such right shall expire (the "Expiration Date"); (ix) whether the Securities Warrants will be issued in registered or bearer form; (x) any special Federal income tax consequences; (xi) the terms, if any, on which the Company may accelerate the date by which the Securities Warrants must be exercised; and (xii) any other material terms of such Securities Warrants.

     In the case of Securities Warrants for the purchase of Preferred Shares or Common Shares, the applicable Prospectus Supplement will describe the terms of such Securities Warrants, including the following where applicable: (i) the title of such Securities Warrants; (ii) the aggregate number of such Securities Warrants; (iii) the offering price; (iv) the aggregate number of shares purchasable upon exercise of such Securities Warrants, the exercise price, and in the case of Securities Warrants for Preferred Shares, the designation, aggregate number and terms of the series of Preferred Shares purchasable upon exercise of such Securities Warrants; (v) the designation and terms of any series of Preferred Shares with which such Securities Warrants are being offered and the number of such Securities Warrants being offered with such Preferred Shares; (vi) the date, if any, on and after which such Securities Warrants and the related series of Preferred Shares or Common Shares will be transferable separately; (vii) the date on which the right to exercise such Securities Warrants shall commence and the Expiration Date; (viii) any special Federal income tax consequences; and (ix) any other material terms of such Securities Warrants.

     Securities Warrant certificates may be exchanged for new Securities Warrant certificates of different denominations, may (if in registered form) be presented for registration of transfer, and may be exercised at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement. Prior to the exercise of any Securities Warrants to purchase Debt Securities, holders of such Securities Warrants will not have any of the rights of holders of the Debt Securities purchasable upon such exercise, including the right to receive payments of principal, premium, if any, or interest, if any, on such Debt Securities or to enforce covenants in the applicable indenture. Prior to the exercise of any Securities Warrants to purchase Preferred Shares or Common Shares, holders of such Securities Warrants will not have any rights of holders of such Preferred Shares or Common Shares, including the right to receive payments of dividends, if any, on such Preferred Shares or Common Shares, or to exercise any applicable right to vote.

EXERCISE OF SECURITIES WARRANTS

     Each Securities Warrant will entitle the holder thereof to purchase such principal amount of Debt Securities or number of shares of Preferred Shares or Common Shares, as the case may be, at such exercise price as shall in each case be set forth in, or calculable from, the Prospectus Supplement relating to the offered Securities Warrants. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by the Company), unexercised Securities Warrants will become void.

     Securities Warrants may be exercised by delivering to the Securities Warrant Agent payment as provided in the applicable Prospectus Supplement of the amount required to purchase the Debt Securities, Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise together with certain information set forth on the reverse side of the Securities Warrant certificate. Securities Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within five (5) business days of the Securities Warrant certificate evidencing such Securities Warrants. Upon receipt of such payment and the Securities Warrant certificate properly completed and duly executed at the corporate trust office of the Securities Warrant Agent or any other office indicated in the applicable Prospectus Supplement, the Company will, as soon as practicable, issue and deliver the Debt Securities, Preferred Shares or Common Shares, as the case may be, purchasable upon such exercise. If fewer than all of the Securities Warrants represented by such Securities Warrant certificate are exercised, a new Securities Warrant certificate will be issued for the remaining amount of Securities Warrants.

AMENDMENTS AND SUPPLEMENTS TO WARRANT AGREEMENT

     The Warrant Agreements may be amended or supplemented without the consent of the holders of the Securities Warrants issued thereunder to effect changes that are not inconsistent with the provisions of the Securities Warrants and that do not adversely affect the interests of the holders of the Securities Warrants.

ADJUSTMENTS

     Unless otherwise indicated in the applicable Prospectus Supplement, the exercise price of, and the number of shares of Common Shares covered by, a Common Shares Warrant are subject to adjustment in certain events, including (i) payment of a dividend on the Common Shares payable in shares of beneficial interest and share splits, combinations or reclassification of the Common Shares; (ii) issuance to all holders of Common Shares of rights or warrants to subscribe for or purchase shares of Common Shares at less than their current market price (as defined in the Warrant Agreement for such series of Common Shares Warrants); and (iii) certain distributions of evidences of indebtedness or assets (including securities but excluding cash dividends or distributions paid out of consolidated earnings or retained earnings or dividends payable in Common Shares) or of subscription rights and warrants (excluding those referred to above).

     No adjustment will be required unless such adjustment would require a change of at least 1% in the exercise price then in effect. Except as stated above, the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will not be adjusted for the issuance of Common Shares or any securities convertible into or exchangeable for Common Shares, or carrying the right or option to purchase or otherwise acquire the foregoing, in exchange for cash, other property or services. No adjustment in the exercise price of, and the number of Common Shares covered by, a Common Shares Warrant will be made for regular quarterly or other periodic or recurring cash dividends or distributions or for cash dividends or distributions to the extent paid from consolidated earnings or retained earnings.

     In the event of any (i) consolidation or merger of the Company with or into any entity (other than a consolidation or a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Shares); (ii) sale, transfer, lease or conveyance of all or substantially all of the assets of the Company; or (iii) reclassification, capital reorganization or change of the Common Shares (other than solely a change in par value or from par value to no par value), then any holder of a Common Shares Warrant will be entitled, on or after the occurrence of any such event, to receive on exercise of such Common Shares Warrant the kind and amount of shares of beneficial interest or other securities, cash or other property (or any combination thereof) that the holder would have received had such holder exercised such holder's Common Shares Warrant immediately prior to the occurrence of such event. If the consideration to be received upon exercise of the Common Shares Warrant following any such event consists of common shares of the surviving entity, then from and after the occurrence of such event, the exercise price of such Common Shares Warrant will be subject to the same anti-dilution and other adjustments described in the second preceding paragraph, applied as if such common shares were Common Shares.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The ratios of earnings to fixed charges for the six months ended June 30, 1996 and each of the last five fiscal years for the Company (including its predecessors in interest) are presented below. The ratio of earnings to fixed charges for the Company is computed by dividing earnings by fixed charges. To date, the Company has not issued any Preferred Shares; therefore, the ratios of earnings to combined fixed charges and preferred share dividends are the same as the ratios of earnings to fixed charges presented below.

     For purposes of computing this ratio, earnings have been calculated by adding fixed charges to net income (loss). Fixed charges include interest on indebtedness, capitalized interest and amortization of loan costs.

                                           Columbus Realty Trust                          Columbus Predecessors
                                ----------------------------------------------------------------------------------------------------

                                Three Months        Year          Year      December 29     January 1
                                    Ended          Ended         Ended           to            to
                                   March 31,    December 31,  December 31,  December 31,  December 28,     Year Ended December 31,
                                     1996          1995          1994          1993          1993            1992          1991
                                -----------    ------------  ------------  ------------  -------------    ----------    ----------
Ratio of earnings to fixed
 charges                              1.38x        1.80x         2.83x         7.62x            *          .96x**             *

Dollar amount of coverage                                                                     $(973)      $(278)**       $(1,514)
 deficiency (in thousands)

* Prior to the completion of the Company's initial public offering in December 1993 (the "IPO"), the Company's predecessors maintained different capital structures from that which the Company maintains. Although the Company's properties, while owned by the predecessors, historically generated positive cash flow, the results of operations of the predecessors indicate net losses for the period from January 1, 1993 through December 28, 1993, and for the fiscal year ended December 31, 1991. The computation of the ratio of earnings to fixed charges reflects that earnings were inadequate to cover fixed charges by approximately $973,000 and $1,514,000, respectively, for such periods. The proceeds from completion of the Company's IPO enabled the Company to significantly deleverage its properties, resulting in improved ratios of earnings to fixed charges for periods subsequent to the IPO.

** Although the Company's properties, while owned by the predecessors, generated net income of $322,000 for the year ended December 31, 1992, the computation of the ratio of earnings to fixed charges reflects interest capitalized of $600,000, resulting in earnings that were inadequate to cover fixed charges by approximately $278,000. The proceeds from completion of the Company's IPO enabled the Company to significantly deleverage its properties, resulting in improved ratios of earnings to fixed charges for periods subsequent to the IPO.

                       FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion is a general summary of the Code provisions governing the United States federal income tax treatment of a REIT and is not tax advice. The discussion is based upon the Code, Treasury regulations, and Internal Revenue Service ("IRS") rulings and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect, by legislative, judicial or administrative action. The tax treatment of a holder of any of the Offered Securities will vary depending upon the terms of the specific securities acquired by such holder, as well as his particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to holders of Offered Securities. Certain Federal income tax consideration relevant to holders of the Offered Securities will be provided in the applicable Prospectus Supplement relating thereto.

     EACH INVESTOR IS ADVISED TO CONSULT THE APPLICABLE PROSPECTUS SUPPLEMENT, AS WELL AS HIS OR HER OWN TAX ADVISOR, REGARDING THE TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND SALE OF THE OFFERED SECURITIES, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, AND SALE AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

                    FEDERAL INCOME TAXATION OF THE COMPANY

GENERAL

     The Company has elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with its taxable year ended December 31, 1993. The Company believes that, commencing with its taxable year ended December 31, 1993, it was organized and operated in such a manner as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner, but no assurance can be given that it will operate in a manner so as to qualify or remain qualified.

     Winstead Sechrest & Minick P.C. has opined that, commencing with the Company's taxable year ended December 31, 1993, the Company was organized in conformity with the requirements for qualification as a REIT, and its method of operation enabled it to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and was conditioned upon certain representations made by the Company as to factual matters. Moreover, such qualification and taxation as a REIT depends upon the Company's ability to meet, through actual annual operating results, distribution levels, diversity of share ownership, and the various other qualification tests imposed under the Code discussed below, the results of which have not been and will not be reviewed by Winstead Sechrest & Minick P.C. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements. See "-- Failure to Qualify as a Real Estate Investment Trust."

     If the Company qualifies for tax treatment as a REIT, it will generally not be subject to Federal corporate taxation on its net income to the extent currently distributed to its shareholders. This substantially eliminates the "double taxation" (at both the corporate and stockholder levels) that typically results from the use of corporate investment vehicles.

     The Company will be subject to Federal income tax, however, as follows:
First, the Company will be taxed at regular corporate rates on its undistributed REIT taxable income, including undistributed net capital gains. Second, under certain circumstances, the Company may be subject to the "alternative minimum tax" to the extent that tax exceeds its regular tax. Third, if the Company has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other nonqualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income. Fourth, any net income that the Company has from prohibited transactions (which are, in general, certain sales or other dispositions of property other than foreclosure property held primarily for sale to customers in the ordinary course of business) will be subject to a 100% tax. Fifth, if the Company should fail to satisfy either the 75% or 95% gross income tests (as discussed below), and has nonetheless maintained its qualification as a REIT because certain other requirements have been met, it will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of the amount by which the Company fails the 75% or 95% test, multiplied by (b) a fraction intended to reflect the Company's profitability. Sixth, if the Company fails to distribute during each year at least the sum of (i) 85% of its REIT ordinary income for such year, (ii) 95% of its REIT capital gain net income for such year, and (iii) any undistributed taxable income from preceding periods, the Company will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if an election is made pursuant to IRS Notice 88-19 and during the 10-year period commencing on the first day of the first taxable year that the Company qualifies as a REIT, the Company recognizes a gain from the disposition of an asset held by the Company at the beginning of such period, or if during the 10-year period commencing on the day on which an asset acquired by the Company from a C corporation in a transaction in which the Company inherits the tax basis of the asset from the C corporation, the Company recognizes a gain from the disposition of such asset, then the Company will be subject to tax at the highest regular corporate rate on the excess, if any, of the fair market value over the adjusted basis of any such asset as of the beginning of the relevant period (the "Built-In-Gain").

REQUIREMENTS FOR QUALIFICATION

     A REIT is defined in the Code as a corporation, trust or association: (1) which is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (3) which would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code; (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding stock of which is owned during the last half of each taxable year, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities) (the "Five or Fewer Requirement"); and (7) which meets certain income and asset tests described below. Conditions (1) to (4), inclusive, must be met during the entire taxable year and condition (5) must be met during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months. However, conditions (5) and (6) will not apply until after the first taxable year for which an election is made to be taxed as REIT. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

     The Company has satisfied the share ownership requirements set forth in (5) and (6) above. In addition, the Company's Declaration of Trust provides restrictions regarding the transfer of its Shares which are intended to assist the Company in continuing to satisfy the shares ownership requirements described in (5) and (6) above. Such transfer restrictions are described in "Description of Common Shares of Beneficial Interest Restrictions on Transfer."

INCOME TESTS

     There are three percentage tests relating to the sources of the Company's gross income. First, at least 75% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from investments relating to real property or mortgages on real property or certain temporary investments. Second, at least 95% of the Company's gross income (excluding gross income from certain sales of property held primarily for sale and from discharge of indebtedness) must be directly or indirectly derived each taxable year from any of the sources qualifying for the 75% test and from dividends, interest, and gain from the sale or disposition of stock or securities. Third, in each taxable year short-term gains from sales of stock or securities, gains from sales of property (other than foreclosure property) held primarily for sale and gains from the sale or other taxable disposition of real property held for less than four years (other than from involuntary conversions and foreclosure property) must represent less than 30% of the Company's gross income. In applying these tests, if the Company invests in a partnership, the Company will be treated as realizing its share of the income and bearing its share of the loss of the partnership, and the character of such income or loss, as well as other partnership items, will be determined at the partnership level.

     Rents received by the Company will qualify as "rents from real property" for purposes of satisfying the gross income tests for a REIT only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person, although rents generally will not be excluded merely because they are based on a fixed percentage of receipts or sales. None of the rents under the Company's existing leases are based on income or profits of a kind that would disqualify such rents from being treated as rents from real property. Second, rents received from a tenant will not qualify as "rents from real property" if the REIT, or an owner of 10% or more of the REIT, also directly or constructively owns 10% or more of such tenant. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Finally, for rents to qualify as "rents from real property," the REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from whom the REIT derives no income; provided, however, the Company may directly perform certain services other than services which are considered rendered to the occupant of the property. The Company will, in a timely manner, hire independent contractors from whom it derives no revenue to perform such services, except that the Company may directly perform services under certain of its leases in the event it receives an opinion of counsel that its performance of such services will not cause the rents received with respect to such leases to fail to qualify as "rents from real property."

     The term "interest" generally does not include any amount if the determination of such amount depends in whole or in part on the income or profits of any person, although an amount generally will not be excluded from the term "interest" solely by reason of being based on a fixed percentage of receipts or sales.

     If the Company fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may be nevertheless qualify as a REIT for such year if it is eligible for relief under certain provisions of the Code. These relief provisions will be generally available if the Company's failure to meet such tests was due to reasonable cause and not due to willful neglect, the Company attaches a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not now possible to determine the circumstances under which the Company may be entitled to the benefit of these relief provisions. If these relief provisions apply, a 100% tax is imposed on the net income attributable to the greater of the amount by which the Company failed the 75% test or the 95% test.

ASSET TEST

     At the close of each quarter of its taxable year, the Company must also satisfy several tests relating to the nature and diversification of its assets. First, at least 75% of the value of the Company's total assets must be represented by real estate assets, cash, cash items (including receivables arising in the ordinary course of the Company's operation) and government securities. In addition, not more than 25% of the Company's total assets may be represented by securities other than those includible in the 75% asset class. Moreover, of the investments included in the 25% asset class, the value of any one issuer's securities owned by the Company may not exceed 5% of the Company's total assets. Finally, of the investments included in the 25% asset class, the Company may not own more than 10% of any one issuer's outstanding voting securities.

ANNUAL DISTRIBUTION REQUIREMENTS

     The Company, in order to avoid being taxed as a regular corporation, is required to make distributions (other than capital gain distributions) to its shareholders which qualify for the dividends paid deduction in an amount at least equal to (A) the sum of (i) 95% of the Company's "REIT taxable income" (computed without regard to the dividends paid deduction and the Company's net capital gain) and (ii) 95% of the after-tax net income, if any, from foreclosure property, minus (B) the sum of certain items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before the Company timely files its tax return for such year and if paid on or before the first regular distribution payment after such declaration. To the extent that the Company does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its "REIT taxable income," as adjusted, it will be subject to tax thereon at regular corporate tax rates. Finally, as discussed above, the Company may be subject to an excise tax if it fails to meet certain other distribution requirements.

     It is possible that the Company, from time to time, may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (i) the actual receipt of income and actual payment of deductible expenses and (ii) the inclusion of such income and deduction of such expenses in arriving at taxable income of the Company. In the event that such timing differences occur, the Company may find it necessary to arrange for borrowings or, if possible, pay taxable share distributions in order to meet the distribution requirement.

     Under certain circumstances, if as a result of a deficiency determined by the IRS, the Company may be able to rectify a resulting failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in the Company's deduction for distributions paid for the earlier year. Thus, although the Company may be able to avoid being taxed on amounts distributed as deficiency distributions, it will be required to pay interest based upon the amount of any deduction taken for deficiency distributions.

FAILURE TO QUALIFY AS A REAL ESTATE INVESTMENT TRUST

     The Company's election to be treated as a REIT will be automatically terminated if the Company fails to meet the requirements described above. In that event, the Company will be subject to tax (including any applicable minimum tax) on its taxable income at regular corporate rates, and distributions to shareholders will not be deductible by the Company. All distributions to shareholders will be taxable as ordinary income to the extent of current and accumulated earnings and profits and will be eligible for the 70% dividends received deduction for corporate shareholders (although special rules apply in the case of any "extraordinary dividend" as defined in Code Section 1059). The Company will not be eligible again to elect REIT status until the fifth taxable year which begins after the year for which the Company's election was terminated unless the Company did not willfully fail to file a timely return with respect to the termination taxable year, inclusion of incorrect information in such return was not due to fraud with intent to evade tax, and the Company establishes that failure to meet the requirement was due to reasonable cause and not willful neglect. Failure to qualify for even one year could result in the Company incurring substantial indebtedness (to the extent borrowings are feasible) or liquidating substantial investments in order to pay the resulting taxes.

                    FEDERAL INCOME TAXATION OF SHAREHOLDERS

GENERAL

     So long as the Company qualifies for taxation as a REIT, distributions with respect to the Common Shares made out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be includible by the shareholders as ordinary income for Federal income tax purposes. For this purpose, the current and accumulated earnings and profits of the Company will be allocated first to distributions with respect to Convertible Preferred Shares and then to distributions with respect to Common Shares. None of these distributions will be eligible for the dividends received deduction for corporate shareholders. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held his share. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

     Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares. Shareholders will be required to reduce the tax basis of their Shares by the amount of such distributions until such basis has been reduced to zero, after which such distributions will be taxable as capital gain (ordinary income in the case of a shareholder who holds his Shares as a dealer). The tax basis as so reduced will be used in computing the capital gain or loss, if any, realized upon sale of the Shares. Any loss upon a sale or exchange of Shares by a shareholder who held such Shares for six months or less (after applying certain holding period rules) will generally be treated as a long-term capital loss to the extent such shareholder previously received capital gain distributions with respect to such Shares.

     In general, net capital gains of noncorporate shareholders are taxed at a maximum rate of 28%, while short-term capital gains and ordinary income are taxable at a maximum rate of 39.6%. In general, net capital gains, short-term capital gains and ordinary income of corporate shareholders are taxed at a maximum rate of 34% (35% for taxable income in excess of $10 million).

     Shareholders may not include in their individual Federal income tax returns any net operating losses or capital loss of the Company. In addition, any distribution declared by the Company in October, November or December of any year payable to a shareholder of record on a specified date in any such month shall be treated as both paid by the Company and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by the Company no later than January 31 of the following year. The Company may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to the Company.

     Upon the sale or exchange of Common Shares to or with a person other than the Company, a holder will recognize capital gain or loss equal to the difference between the amount realized on such sale or exchange and the holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as long-term capital gain or loss if the holder held such shares for more than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

     A noncorporate holder of the Common Shares who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to dividends paid on, or the proceeds of a sale, exchange or redemption of, the Common Shares. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner requested, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly, or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Any amounts withheld under the backup withholding rules from a payment to a holder will be allowed as a credit against the holder's federal income tax liability or as a refund, provided that the required information is furnished to the IRS. Holders should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedure for obtaining any applicable exemption.

FOREIGN SHAREHOLDERS

     The rules governing United States Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex and no attempt is made herein to provide more than a general summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of Federal, state and local income tax laws with regard to an investment in Shares, including any reporting requirements, as well as the tax treatment of such an investment under their home country laws.

     Distributions that are not attributable to gain from sales or exchanges by the Company of United States real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces or eliminates that tax. However, if income from the investment in the Shares is treated as effectively connected with the Non-U.S. Shareholder's conduct of a United States trade or business, the Non-U.S. Shareholder generally will be subject to a tax at graduated rates, in the same manner as U.S. Shareholders are taxed with respect to such dividends (and may also be subject to the 30% branch profits tax in the case of a shareholder that is a foreign corporation). The Company expects to withhold United States income tax at the rate of 30% on the gross amount of any such dividends paid to a Non-U.S. Shareholder unless (i) a lower treaty rate applies and the Non-U.S. Shareholder files an IRS Form 1001 with the Company claiming a lower treaty rate or (ii) the Non-U.S. Shareholder files an IRS Form 4224 with the Company claiming that the distribution is effectively connected income. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Shares, but rather will reduce the adjusted basis of such Shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Shares in the Company, as described below. If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same rate as dividends. However, amounts thus withheld are refundable if it is subsequently determined that such distribution, was, in fact, in excess of current and accumulated earnings and profits of the Company.

     For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of United States real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Shareholder as if such gain were effectively connected with a United States business. Non-U.S. Shareholders would thus be taxed at the normal capital gains rates applicable to U.S. shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate shareholder not entitled to treaty exemption. The Company is required to withhold 35% of any distribution that could be designated by the Company as a capital gain dividend. This amount is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

     Gain recognized by a Non-U.S. Shareholder upon a sale of Shares generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. It is currently anticipated that the Company will be a "domestically controlled REIT," and that therefore the sale of Shares will not be subject to taxation under FIRPTA. However, gain not subject to FIRPTA will be taxable to a Non-U.S. Shareholder if (i) investment in the Shares is effectively connected with the Non-U.S. Shareholder's United States trade or business, in which case the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (ii) the Non-U.S. Shareholder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains. If the gain on the sale of Shares were to be subject to taxation under FIRPTA, the Non-U.S. Shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

TAX-EXEMPT SHAREHOLDERS

     Dividends from the Company to a tax-exempt employee pension trust or other domestic tax-exempt shareholder generally will not constitute "unrelated business taxable income" ("UBTI") unless the shareholder has borrowed to acquire or carry its Shares. Qualified trusts that hold more than 10% (by value) of the shares of certain REITs, however, may be required to treat a certain percentage of such a REIT's distributions as UBTI. This requirement will apply only if (i) the REIT would not qualify as such for Federal income tax purposes but for the application of a "look-through" exception to the Five or Fewer Requirement applicable to shares held by qualified trusts and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is predominantly held by qualified trusts if either (i) a single qualified trust holds more than 25% by value of the interests in the REIT or (ii) one or more qualified trusts, each owning more than 10% by value of the interests in the REIT, hold in the aggregate more than 50% of the interests in the REIT. The percentage of any REIT dividend treated as UBTI is equal to the ratio of (a) the UBTI earned by the REIT (treating the REIT as it were a qualified trust and therefore subject to tax on UBTI) to (b) the total gross income of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. For these purposes, a qualified trust is any trust described in section 401(a) of the Code and exempt from tax under section 501(a) of the Code. The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the Five or Fewer Requirement without relying upon the "look-through" exception.

PROPOSED LEGISLATION

     Various proposals are pending before the U.S. Congress to change the federal income tax laws, including a proposal to lower the effective rate of tax for individuals on capital gains. Prospective holders of Offered Securities should consult their own tax advisors regarding any possible change in the tax law.

STATE, LOCAL AND FOREIGN TAXATION

    The Company and its shareholders may be subject to state, local or foreign taxation in various state, local or foreign jurisdictions, including those in which it or they transact business or reside. Such state, local or foreign taxation may differ from the Federal income tax treatment described above. Consequently, prospective holders of Offered Securities should consult their own tax advisors regarding the effect of state, local and foreign tax laws on an investment in the Company.


                             PLAN OF DISTRIBUTION

     The Company may sell the Offered Securities to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents in exchange for cash, real property or other consideration as may be specified in the applicable Prospectus Supplement. Any such underwriter or agent involved in the offer and sale of the Offered Securities will be named in the applicable Prospectus Supplement. Direct sales to investors also may be accomplished through subscription rights distributed on a pro rata basis to the Company's shareholders, which may or may not be transferable by such shareholders. In connection with any distribution of subscription rights to shareholders, if all of the underlying Offered Securities are not subscribed for, the Company may sell the unsubscribed Offered Securities directly to third parties or may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell unsubscribed Offered Securities to third parties.

     Underwriters may offer and sell the Offered Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may offer and sell the Offered Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Offered Securities upon such terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and also may receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Securities may be deemed to be underwriting discounts and commissions, under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

     If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers acting as the Company's agents to solicit offers by certain institutions to purchase Offered Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and
(ii) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by the Contracts. If in conjunction with the sale of Offered Securities to institutions under Contracts, Offered Securities also are being sold to the public, the consummation of the sale under the Contracts shall occur simultaneously with the consummation of the sale to the public. The underwriters and such other agents will have no responsibility in respect of the validity or performance of such Contracts.

     Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than the Common Shares, which are listed on the NYSE. Any Common Shares sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company may elect to list any series of Debt Securities or Preferred Shares on an exchange, but is not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of, or the trading market for, the Offered Securities.

     In order to comply with the securities laws of certain states, if applicable, the Offered Securities will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Offered Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Offered Securities may not simultaneously engage in market making activities with respect to the Offered Securities for a period of two business days prior to the commencement of such distribution.

     Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Company by Winstead Sechrest & Minick P.C., Dallas, Texas.

                                    EXPERTS

     The Company's consolidated financial statements and schedule as of December 31, 1995 and 1994, and for the years ended December 31, 1995 and 1994 and for the period from October 12, 1993 (inception) through December 31, 1993, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and have been included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements and schedule of the Columbus Group at December 28, 1993, and for the period from January 1, 1993 through December 28, 1993 and the year ended December 31, 1992, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon and have been included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The combined financial statements and schedule of the Texana Group at December 28, 1993, and for the period from January 1, 1993 through December 28, 1993 and the year ended December 31, 1992, appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1995, have been audited by Coopers & Lybrand L.L.P., independent auditors, as set forth in their reports thereon and have been included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     Such consolidated and combined financial statements and schedules referred to above are, and audited financial statements and schedules to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP and Coopers & Lybrand L.L.P. pertaining to such financial statements and schedules (to the extent covered by consents filed with the Securities and Exchange Commission) given upon the authority of such firms as experts in accounting and auditing.

________________________________________________________________________________

     No dealer, salesperson or any other person has   1,166,600 Common Shares
been authorized to give any information or to make
any representations other than those contained in
this Prospectus in connection with the offer made
by this Prospectus and, if given or made, such
information or representations must not be relied
upon as having been authorized by the Company. This
Prospectus does not constitute an offer to sell, or
a solicitation of an offer to buy, the securities
offered hereby in any jurisdiction in which such an    COLUMBUS REALTY TRUST
offer or solicitation is not authorized, or to any person to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that any information contained herein is correct as of any time subsequent to the date hereof.

                 _______________                          COMMON SHARES OF
                TABLE OF CONTENTS                       BENEFICIAL INTEREST

                                               Page
        Prospectus Supplement
        ---------------------

Available Information...........................S-1
Incorporation of Certain Documents by
  Reference.....................................S-1
Prospectus Supplement Summary...................S-3
Risk Factors....................................S-5
Use of Proceeds................................S-11
The Company....................................S-12
Plan of Distribution...........................S-16
Legal Matters..................................S-16
Experts........................................S-16       ______________
                                                            PROSPECTUS
             Prospectus                                     SUPPLEMENT
             ----------                                   ______________

Available Information.............................2
Incorporation of Certain Documents by Reference...2
The Company.......................................4
Use of Proceeds...................................5
Description of Common Shares of
  Beneficial Interest.............................5
Description of Preferred Shares...................9
Description of Debt Securities...................14       OCTOBER 9, 1996
Description of Securities Warrants...............33
Ratio of Earnings to Fixed Charges...............36
Federal Income Tax Considerations................37
Federal Income Taxation of the Company...........38
Federal Income Taxation of Shareholders..........42
Plan of Distribution.............................46
Legal Matters....................................48
Experts..........................................48

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